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                                                                      Exhibit 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-124005, 333-58715, and 333-103674) and Form S-8
(No. 333-91406) of SEMCO Energy, Inc. of our report dated March 8, 2005, except for the restatement described in Note 16 to the consolidated financial statements and the matter described in the second, third and fourth paragraphs of Management's Report on Internal Control Over Financial Reporting as to which the date is May 6, 2005, relating to the consolidated financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.


/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
May 10, 2005